UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2008

ZIPREALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300

Emeryville, CA 94608

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (510) 735-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) and (c) On November 18, 2008, ZipRealty, Inc. (the “Company”) entered into an Employment Agreement with Charles C. (Lanny) Baker (the “Agreement”). Pursuant to the Agreement, Mr. Baker, age 41, has agreed to join the Company, effective December 1, 2008, as its Executive Vice President and Chief Financial Officer. Also effective December 1, 2008, the Company’s current Chief Financial Officer, David A. Rector, will retain the positions of Senior Vice President and Chief Accounting Officer.

From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Prior to joining Smith Barney, Mr. Baker spent two years as an Equity Research Analyst at Morgan Stanley & Co. and two years in research assistant positions at Donaldson, Lufkin & Jenrette. Mr. Baker is currently the chair of the audit committee and the nominating and corporate governance committee of The Knot, Inc., a lifestages media company targeting couples planning their weddings and future lives together. Mr. Baker holds a Bachelor of Arts degree in history from Yale College.

Pursuant to the terms of the Agreement, Mr. Baker will receive an annual base salary of not less than $300,000. For fiscal year 2009, Mr. Baker will be entitled to receive an incentive cash bonus of 40%, 60% or 80% of base salary if the Company achieves minimum target, target, or above target performance goals, respectively, for the year, in each case subject to the terms that are adopted by the Company pursuant to an incentive compensation plan. Mr. Baker will also be eligible for reimbursement (i) of up to $2,000 per month for reasonable temporary housing expenses for seven consecutive calendar months following execution of the Agreement, (ii) for reasonable travel expenses between Northern California and Connecticut for 90 consecutive days after execution of the Agreement, and (iii) of up to $86,000 for reasonable expenses for relocating to the San Francisco Bay Area, in each case as approved by the Company in its sole discretion, not to be unreasonably withheld. Mr. Baker will be subject to the Company’s standard indemnification and change of control agreements for persons holding the office of Vice President or higher, with the exception that if Mr. Baker is terminated following a change of control (as defined in the change of control agreement) that occurs within the first 12 months of Mr. Baker’s employment, then 25% (rather than 50%) of all unvested stock rights will become fully vested on termination.

The Company has also agreed to recommend that the Board of Directors or Compensation Committee, as the case may be, approve the following additional arrangements with Mr. Baker: (i) a “stand-alone” nonstatutory stock option award agreement to purchase 325,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with such option to vest as to 25% on the first anniversary of the date of grant and thereafter at the rate of 1/48 per month, provided Mr. Baker remains employed by or in a service relationship with the Company, and subject to the standard terms applicable to the Company’s option grants; (ii) a restricted stock award agreement for 25,000 shares of the Company’s common stock, with 6,250 of the shares to vest on each of June 4, 2009 and each six months thereafter until fully vested, provided Mr. Baker remains employed by or in a service relationship with the Company; and (iii) a stock purchase agreement for Mr. Baker to purchase from the Company up to 100,000 shares of the Company’s common stock at fair market value.

(d) Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC.
a Delaware corporation

Dated: November 21, 2008	By:	/s/ Larry S. Bercovich
Larry S. Bercovich
Vice President and General Counsel